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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Perceptronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PERCEPTRONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 10, 2001

To The Stockholders:

    The Annual Meeting of Stockholders of Perceptronics, Inc. (the "Company") will be held at the Company's offices located at 10345 West Olympic Boulevard, Suite 102, Los Angeles, California, on October 10, 2001, at 10:00 a.m. for the following purposes:

  1.
  To elect four directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors' nominees are Richard Moskowitz, Dr. Amos Freedy, Barry Didato and Dr. Mohsen H. Hashemi;

  2.
  To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Alpha Virtual, Inc.

  3.
  To approve an amendment to the Company's Certificate of Incorporation to increase the number of common shares authorized;

  4.
  To approve an amendment to the Company's 1999 Stock Option Plan for employees, consultants and advisors to increase the number of shares authorized; and

  5.
  To transact such other business as may properly come before the Meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business, August 15, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

    Even though you may expect to be personally present at the Meeting, please be sure that the enclosed proxy card is properly completed, dated, signed and returned without delay in the accompanying envelope to which no postage need be affixed if mailed in the United States.

Secretary August , 2001

PERCEPTRONICS, INC.
10345 West Olympic Boulevard
Suite 102
Los Angeles, California 90064

PROXY STATEMENT

GENERAL INFORMATION

Solicitation, Revocation and Voting of Proxies

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Perceptronics, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on October 10, 2001, at the Company's offices located at 10345 West Olympic Boulevard, Suite 102, Los Angeles, California, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and accompanying proxy will first be mailed to stockholders on or about August 31, 2001.

    The accompanying proxy, if properly executed and returned, will be voted as specified by the stockholder or, if no vote is indicated, the proxy will be voted FOR the Board of Directors' nominees for director, FOR the approval of the amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to change the Company's name, FOR the approval of the amendment to the Certificate of Incorporation to increase the number of shares authorized, and FOR the approval of the amendment to the Company's 1999 Stock Option Plan (the "Plan"). As to any other matter of business that may be brought before the Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the persons voting the same, but management does not know of any such other matter of business. A stockholder may revoke his proxy at any time prior to the voting of shares by voting in person at the Meeting or by filing with the Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking the proxy.

    The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward proxy soliciting material to their principals will be reimbursed their customary and reasonable out-of-pocket expenses.

Record Date and Voting Rights

    Only stockholders of record of the Company's Common Stock as of the close of business on August 15, 2001, will be entitled to vote at the Meeting. On August 15, 2001, there were outstanding 13,211,853 shares of Common Stock, which constituted all of the outstanding voting securities of the Company, each of which is entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders (other than the election of directors), but broker non-votes are not counted in determining whether a proposal has been approved. Abstentions and broker non-votes have no effect on the outcome of the election of directors.

    In the election of directors only, each stockholder has the right to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares he is entitled to vote, or to distribute his votes on the same principle among as many candidates as he sees fit. No stockholder is entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and such stockholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. See "Stockholder Proposals." The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, will be elected directors.

    If voting for directors is conducted by cumulative voting, the persons named on the enclosed proxy will have discretionary authority to cumulate and distribute votes among the nominees with respect to which authority was not withheld or, if the proxy either was not marked or was marked for all nominees, among all nominees. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

PROPOSAL ONE—ELECTION OF DIRECTORS

    The four directors to be elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until the election of their respective successors. The Bylaws of the Company provide for not less than five (5) directors; therefore, there will remain one vacant seat on the Board of Directors after this election. There are no current expectations to fill that vacancy. All proxies received by the Board of Directors will be voted for the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of any nominee who may be designated by the Board of Directors.

    Set forth below is information concerning the nominees for director:

Name	Age	Principal Occupation	Director Since
Richard Moskowitz	56	Chief Executive Officer	2000
Amos Freedy, Ph.D.	62	Management, American Medical Laboratories, Ltd.	1998
Barry Didato	—	Investment Analyst	—
Mohsen H. Hashemi, Ph.D.	—	CEO and President, INOVx Solutions	—

    Mr. Richard Moskowitz has served as a Director and Chief Executive Officer of Perceptronics since January 2000. Mr. Moskowitz' recent business activities have focused on investing in and participating in start-up companies. He has played an active role in several Internet related ventures including One World Integrated Technologies, an Internet communications and multilevel marketing firm, and Robin Baron Home.com, an Internet decorator-interior design site with both a business-to-consumer and business-to-business revenue model. Before this, Mr. Moskowitz' business interests centered on California Connection, a major women's clothing company of which he was founder and CEO. At California Connection, Mr. Moskowitz headed a design, production and marketing operation of up to 2000 employees, with manufacturing facilities in both the United States and Mexico, supplying a broad variety of clothing products to nationally recognized retail stores and mass merchants. The company grew to over $100 million in annual revenues as a result of his keen marketing and sales abilities. Mr. Moskowitz is based in the New York area, and provides Perceptronics with an enhanced presence in this dynamic business location. He travels frequently to Woodland Hills for company and marketing meetings.

    Dr. Amos Freedy was a co-founder of Perceptronics in 1969 and served as a Director and executive officer of Perceptronics from 1969 through 1996, when he retired. He has been providing part-time management services to American Medical Laboratories, Ltd., of Tel Aviv, Israel, since 1997. While at Perceptronics, Dr. Freedy specialized in robotics and the practical applications of artificial intelligence technology, and was also the first director of Perceptronics' ongoing, successful R&D program in the area of High Level Architecture software for simulator networking. Dr. Freedy received a PhD in engineering in 1969 from UCLA.

    Barry Didato, nominated to the Perceptronics Board of Directors, is a director of strategic investments for the an investment entity affiliated with Global Alpha Corporation. Global Alpha Corporation is a privately held venture capital company and a principal shareholder of Perceptronics. Among his various responsibilities, Mr. Didato serves as an interim CFO of INOVx Solutions. Mr. Didato has over 15 years of worldwide experience on five continents in the areas of investment analysis, technology and development. He holds a masters degree in real estate development conferred through Harvard University Graduate School of Design in conjunction with studies at Harvard Business School, and holds a bachelors of Science degree in Environmental Design from the University of Massachusetts in Amherst, Massachusetts. Mr. Didato is a resident of Southern California

    Mohsen H. Hashemi, Ph.D., is the CEO and President of INOVx. He has 29 years of experience in project management, engineering and software development experience. Prior to joining INOVx, Dr. Hashemi was a Senior Director responsible for Applied Computer Solutions Group at Fluor Daniel. Dr. Hashemi has also served as the director of the Product Engineering Department at Simulation Sciences and the Chief of Instrumentation and Control Systems Department at Bechtel Corporation. Dr. Hashemi holds a BS in Chemical Engineering from the University of Colorado and an MS and PhD in Chemical Engineering from the University of California, Santa Barbara.Dr. Hashemi is a registered professional engineer in the State of California. He has published many scientific papers on variety of subjects including physical documentation of the existing facilities using laser scanning and photogrammetry technologies.

Information Concerning Board and Committee Meetings

    The Board of Directors held one meeting and executed nineteen (19) unanimous written consents during the fiscal year ended March 31, 2001. Mr. Parker did not attend the meeting. The Audit Committee is responsible for periodically reviewing the financial condition and the results of audit examinations of the Company with its independent accountants. The Audit Committee did not meet during the last fiscal year. Stanley Schneider and John Lyman, independent directors, served on the Audit Committee. Mr. Lyman died in May 2001 and his position was not replaced on such committee. The Board of Directors intends to appoint two new independent members to the Audit Committee and adopt a written audit committee charter after its October 10, 2001, Annual Meeting of Stockholders. The responsibilities of the Compensation Committee include reviewing and recommending to the Board of Directors the compensation, bonuses and employee benefits of senior management. The Compensation Committee did not meet during the last fiscal year. The Stock Option Committee did not meet during the last fiscal year as the Board of Directors served in this capacity. The Company does not have a nominating committee.

Directors' Compensation

    Directors are not paid cash fees for attending Board of Directors or committee meetings, but they are reimbursed their out-of-pocket expenses for attending such meetings.

    Under the Company's 1999 Directors' Stock Option Plan, on April 1 of each year, each non-employee director of the Company was, and will be, automatically granted fully vested, 5-year stock options to purchase 12,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Under this plan, Messrs. Parker, Schneider and Freedy were each granted 12,500 options on April 1, 2000 at an exercise price of $1.156 per share and 12,500 options each on April 1, 2002, at an exercise price of $0.20 per share.

EXECUTIVE OFFICERS

    The following information is provided with respect to the Company's current executive officers. Officers serve at the discretion of the Board of Directors.

    Mr. Richard Moskowitz has served as Chief Executive Officer since January 2000. See "Proposal One—Election of Directors."

PROPOSAL TWO—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO ALPHA VIRTUAL, INC.

    The Board of Directors has adopted a resolution proposing that the Company amend its Certificate of Incorporation to change its corporate name to Alpha Virtual, Inc. For the past two years, the Company has been involved with the development of its unique peer-to-peer IC3D™ Framework and WhTh™ technologies products. These products are in the field of real-time, no plug-in multi-media Internet services. Management believes that the name change to Alpha Virtual, Inc. will better reflect the current and future business opportunities that exist for the Company.

    Accordingly, management believes that a change of name to Alpha Virtual, Inc., is appropriate and recommends a vote FOR the adoption of the Amendment to the Certificate of Incorporation. Proxies solicited by management will be so voted unless stockholders specify a contrary choice. The adoption of the Amendment to the Certificate of Incorporation requires approval by a vote of a majority of all of the outstanding shares of the Corporation. If the change in name is approved by the stockholders, the Board intends to make the change effective at the earliest appropriate time consistent with an orderly transition to the new name. The form of the amendment to the Certificate of Incorporation is attached hereto as Appendix A.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF COMMON SHARES AUTHORIZED

    The Board of Directors believes that it is in the best interests of the Company and its stockholders to have a sufficient number of shares of Common and Preferred Stock to issue in connection with such corporate purposes as the Board of Directors may, from time to time, consider advisable. Accordingly, on July 24, 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock from 30,000,000 to 60,000,000 shares. The Certificate of Incorporation will remain the same in all other respects. The form of the amendment to the Certificate of Incorporation is attached hereto as Appendix A.

    Having such shares available for issuance in the future will give the Company greater flexibility and will allow the Board of Directors to issue such shares without the delay and expense of a special meeting of stockholders to authorize such issuance. The Company could issue such shares in connection with acquisitions, stock splits, stock dividends, the exercise of options granted under various stock option and other employee benefit plans, equity financings or other transactions.

    On August 15, 2001, there were approximately 13,211,853 shares of Common Stock issued and outstanding. This number does not include 4,661,969 shares reserved for issuance under outstanding options and warrants to purchase shares of Common Stock as well as shares reserved for future issuance under our equity incentive plans as of August 15, 2001. Furthermore, the number does not include 9,448,460 shares reserved for issuance under a Securities Purchase Agreement with Global Alpha Corporation.

    The increase in authorized Common and Preferred Stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by the Certificate of Incorporation and applicable law and regulations. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to our existing stockholders. The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future.

    The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board of Directors is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the authorized shares of Common Stock be used as a type of antitakeover device.

Vote Required

    The affirmative vote of a majority of the shares outstanding is necessary for approval of the amendment to the Certificate of Incorporation. Abstentions are counted in the tabulation of votes entitled to be cast and therefore have the effect of a vote against the proposal, whereas broker non-votes are not counted and have no effect on the vote.

    The Board of Directors recommends that the stockholders vote FOR approval of Proposal Two.

PROPOSAL FOUR—APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

    The Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage the highest level of performance by selected employees, consultants and advisors of the Company by enabling these persons to acquire a proprietary interest in the Company. Accordingly, on June 29, 1999, the Board of Directors adopted the 1999 Stock Option Plan (the "Plan") pursuant to which up to 1,000,000 shares of common stock, as amended in September 2001, may be issued upon the exercise of stock options granted to eligible participants, and, on July 24, 2001, the Board of Directors adopted an amendment to the Plan to increase the number of shares available for the grant of options by 2,000,000 shares to an aggregate of 3,000,000 shares, subject to the approval of stockholders.

    Currently, there are 855,000 options outstanding under the Plan and 145,000 shares available for future option grants thereunder. The Company also has outstanding a total of 862,050 options previously granted under other option plans and 144,150 shares available for future grants under such plans.

    Due to the limited number of non-committed shares available for option grants under these plans, the Board of Directors decided to amend the Plan so that the Company would be able to continue to grant options as a means of attracting, retaining and motivating its employees, consultants and advisors.

    The following summary of the principal provisions of the Plan is subject to the full text thereof. The form of the amendment to the Plan is attached hereto as Appendix B. A copy of the Plan in its entirety may be obtained from the Company by any stockholder upon written request.

General Nature and Purpose of the Plan

    The underlying objective of the Plan is to further the interests of the Company by strengthening the desire of employees, consultants and advisors to continue their relationship with the Company and by inducing other individuals to become employees, consultants or advisors to the Company through the grant of options. Options issued under the Plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options.

Securities Subject to the Plan

    At this time, the Plan authorizes the issuance of up to 1,000,000 shares of Common Stock, which represents approximately eight percent (8%) of the shares outstanding on August 15, 2001. In the event of any change in the number of outstanding shares of Common Stock by reason of reorganization, merger, recapitalization, reclassification, stock dividend, stock split, exchange or combination of shares or other similar transactions, appropriate and proportionate adjustment will be made in the number of shares subject to outstanding options and the exercise price thereof.

Administration

    The Plan may be administered either by a committee consisting of at least two directors appointed by the Board of Directors or by the Board of Directors as a whole. If a committee is appointed, the Board of Directors, instead of that committee, may at any time take any action permitted to be taken by such committee under the Plan. As used hereafter, the term "Committee" refers to the body, whether a committee or the Board of Directors as a whole, that is at the time administering the Plan. The Committee has full authority, subject to the provisions of the Plan, to grant options, to designate recipients and determine the terms of their options, to establish rules and regulations that it deems appropriate for the proper administration of the Plan and to interpret and make determinations under the Plan. Members of the Committee serve at the discretion of the Board of Directors.

Eligibility

    Options may be granted to persons who are employees, consultants or advisors of the Company or any subsidiary or parent company of the Company. Incentive options may be granted only to employees of the Company or any subsidiary or parent of the Company.

    At July 31, 2001, the Company had six employees and five consultants who were eligible to receive options under the Plan. At July 31, 2001, executive officers as a group (two persons) held options to purchase 605,000 shares, and all employees as a group (other than executive officers) held options to purchase 200,000 shares of Common Stock under all of the Company's option plans.

    For information concerning stock options previously granted to certain executive officers and directors of the Company under the Company's other plans, see "Executive Compensation" and "Proposal One—Election of Directors—Directors' Compensation."

Terms and Conditions of Options

    Options granted under the Plan expire on such date as is determined by the Committee, unless earlier terminated as provided in the Plan, but in no event later than ten years after the grant date (five years with respect to incentive options granted to an optionee who owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the outstanding Common Stock of the Company or any subsidiary on the grant date).

    Options are exercisable in installments as determined by the Committee, except that options must vest at a rate of at least 20% per year beginning one year after the grant date. The exercise price for options is determined by the Committee at the time of grant, subject to the following: (a) the exercise price of an incentive option may not be less than 100% of the fair market value of the Common Stock on the grant date (110% of the fair market value in the case of incentive options granted to a person who on the grant date owns or is considered to own more than 10% of the outstanding Common Stock); and (b) the exercise price of a non-qualified option may not be less than 85% of the fair market value of the Common Stock on the grant date. On August 15, 2001, the closing price of the Common Stock on the OTC Bulletin Board was $0.20 per share.

    If the aggregate fair market value (determined at the time each incentive option is granted) of Common Stock for which all incentive options held by an optionee (whether granted under the Plan or any other plan of the Company) are exercisable for the first time during any calendar year exceeds $100,000, the amount of such excess will be treated as a non-qualified option.

    The exercise price of an option is payable in cash or, with the approval of the Committee, in shares of Common Stock that have been owned by the optionee for at least six months, by full recourse promissory note secured by the shares purchased, by cancellation of indebtedness of the Company to the optionee, by waiver of compensation due or accrued for services rendered or through a same day sale arranged through a broker.

    If an optionee ceases to be employed or retained by the Company for any reason other than death or permanent disability, options will expire on the earlier of three months from the date of such termination or expiration of the term of the option. During the period between the optionee's termination and expiration of the option, the option may only be exercised to the extent that it was exercisable on the date of such termination. Upon the death or permanent disability of an optionee while an employee, director, consultant or advisor, options will expire on the earlier of one year from the date of death or permanent disability or the expiration of the term of the option, and can be exercised only to the extent that the options could have been exercised on the date of death or permanent disability.

Transferability of Awards

    Options granted under the Plan are not transferable or assignable other than by will or by the laws of descent and distribution.

Duration and Modification of the Plan and Options

    The Plan will remain in effect until all shares covered by options granted under the Plan have been purchased or all rights to acquire the shares have lapsed. No options may be granted under the Plan after June 28, 2009, although the Board of Directors may terminate the granting of options under the Plan at an earlier date or may amend or otherwise modify the Plan. Except for adjustments made necessary by changes in the Common Stock, the Board of Directors may not, without stockholder approval, increase the total number of shares to be offered under the Plan or materially modify the eligible class of participants in the Plan.

    The Committee may modify or amend the terms of outstanding options, including to change or accelerate the vesting of an options or to change the exercise price of an option, with the consent of the holder thereof.

    In the event of the liquidation or dissolution of the Company, or upon any reorganization, merger or consolidation in which the Company is not the survivor, or upon the sale (by merger or otherwise) of substantially all of the assets of the Company or of more than 80% of the then outstanding stock of the Company to another corporation or entity, unless the options are assumed or equivalent options are substituted by the surviving or acquiring company, all outstanding options will become fully exercisable during the 30 days preceding the effective date of such event and will terminate on the effective date of such event.

Federal Income Tax Consequences

    The following discussion is only a summary of certain significant United States federal income tax consequences of the Plan based on currently applicable provisions of the Code and the regulations promulgated thereon.

    Grant Of Stock Options.  The grant of an incentive option or a non-qualified option under the Plan is not a taxable event to the optionee.

    Exercise Of Non-Qualified Stock Options.  An optionee will recognize ordinary income for federal income tax purposes on the date a non-qualified option is exercised. The amount of income recognized is equal to the excess of the fair market value of the shares acquired on the date of exercise over the purchase price of such shares. The optionee's tax basis in the shares acquired upon the exercise of a non-qualified option is equal to the fair market value of such shares on the exercise date. The optionee will recognize capital gain or loss upon a sale or exchange of the option shares to the extent of any difference between the amount realized and the optionee's tax basis in the shares.

    Exercise Of Incentive Stock Options.  An optionee will not recognize income upon the exercise of an incentive option. However, the "spread" between the fair market value of the shares at the time of exercise and the exercise price is included in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax.

    If the optionee does not dispose of the shares received upon exercise of the option within both the two-year period after the incentive option was granted and the one-year period after the exercise of the incentive option (the "ISO holding periods"), the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition.

    If the shares acquired upon exercise of an incentive option are disposed of before the end of the ISO holding periods, the disposition is a "disqualifying disposition" which results in the optionee recognizing ordinary income in an amount generally equal to the lesser of (a) the excess of the value of the shares on the option exercise date over the exercise price or (b) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

    Company Deductions.  The Company (or its subsidiary) generally is entitled to a deduction for federal income tax purposes at the same time and in the same amount that the participant recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Deductions may be limited by Section 162(m) of the Code with respect to options granted to certain executive officers if the options do not qualify as "performance-based compensation" under that section. Neither the Company nor any subsidiary is entitled to a deduction with respect to payments that constitute "excess parachute payments" pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments also subject the recipients to a 20% excise tax.

Accounting Treatment

    Option grants to employees and directors with an exercise price less than the fair market value of the common stock on the grant date will result in compensation expense to the Company in an amount equal to the excess of the fair market value of the shares on the grant date over the exercise price. This charge will generally be expensed by the Company over the vesting period of the option. Option grants with exercise prices not less than fair market value on the grant date will not result in any direct charge to the Company's earnings. However, the fair value of these options is required to be disclosed in the notes to the Company's financial statements and the Company must also disclose, on a proforma basis, the impact that those options would have on the Company's reported earnings with the value of the options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully diluted basis.

Vote Required

    The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is necessary for the approval of the amendment to the Plan. Abstentions are counted in the tabulation of votes entitled to be cast and therefore have the effect of a vote against the proposal, whereas broker non-votes are not counted and have no effect on the vote.

    The Board of Directors recommends that the stockholders vote FOR approval of Proposal Three.

EXECUTIVE COMPENSATION

    The following tables provide information concerning the compensation of the Chairman/President and the Chief Executive Officer and each other executive officer whose total salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2000 (the "Named Officers").

Summary Compensation Table

							Long-term Compensation
		Annual Compensation
Name and Principal Position	Fiscal Year						Securities Underlying Options (#)	All Other Compensation(4)
		Salary			Bonus
Dr. Gershon Weltman, President(1)	2001 2000 1999	$ $ $	136,000 136,480 179,563	(2)	$ $ $	-0- -0- -0-	100,000 7,500 -0-	$ $ $	10,000 17,433 17,433
Richard Moskowitz, Chief Executive Officer	2001 2000 1999	$ $ $	95,000 37,500 -0-	(3)	$ $ $	-0- -0- -0-	100,000 765,000 -0-	$ $ $	-0- -0- -0-

(1)
Dr. Weltman ceased to be an executive officer of Perceptronics, Inc., on August 6, 2001.

(2)
Includes 225,000 shares of the Company's Common Stock received in lieu of $45,000 owed to Dr. Weltman in salary.

(3)
Includes 475,000 shares of the Company's Common Stock received in lieu of $95,000 owed to Mr. Moskowitz in salary.

(4)
Represents premiums for life and disability insurance for the benefit of Dr. Weltman

Fiscal Year 2001 Option/Warrant Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
Dr. Gershon Weltman	100,000	17.3%	$0.75	07/05
Richard Moskowitz	240,000	41.6%	$0.20	01/05
Robert Parker	12,500	2.2%	$0.20	04/06
Stanley Schneider	12,500	2.2%	$0.20	04/06
Dr. Amos Freedy	12,500	2.2%	$0.20	04/06

(1)
The options are fully vested and are subject to earlier termination in the event of termination of employment, death and certain corporate events as described under "Option Exercises and Fiscal Year-End Option Values."

Option Exercises and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options Held at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
	Shares Acquired on Exercise	Value Realized(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Gershon Weltman	-0-	-0-	154,900	-0-	-0-	-0-
Richard Moskowitz	-0-	-0-	505,000	-0-	-0-	-0-

(1)
Represents the difference between the aggregate market value on the date of exercise and the aggregate exercise price in accordance with SEC rules. The actual value that may be realized depends on the amount by which the sales price of the shares exceeds the exercise price.

(2)
Represents the difference between the aggregate market value on March 31, 2001 ($0.20 per share) and the aggregate exercise price of options with an exercise price of less than $0.20 per share.

    Under the terms of the Company's stock option plans, the Stock Option Committee may modify the terms of outstanding options, including the exercise price and vesting schedule. In the event of the dissolution or liquidation of the Company, or any reorganization, merger or consolidation in which the Company is not the surviving corporation, or the sale of substantially all of the Company's assets or of more than 80% of its outstanding stock to another corporation or entity, all outstanding options will become fully exercisable 30 days prior to the effective date of any such transaction unless the options are assumed by the surviving or successor corporation.

Employment Agreements

    As of July 31, 2001, the Company has no employment agreements with any of its executive officers.

CERTAIN TRANSACTIONS

    During the fiscal year ended March 31, 2001, the Company issued 475,000 shares of Common Stock to Richard Moskowitz and Dr. Gershon Weltman for payment of accrued expenses and salary of $140,000.00.

    On April 5, 2001, the Company entered into a Securities Purchase Agreement and, on July 31, 2001, an Amendment thereto, with Global Alpha Corporation, a British Virgin Islands company ("Global Alpha"), wherein the Company agreed to sell up to 14,616,444 shares of its Common Stock to Global Alpha for aggregate consideration of $3,226,200. In accordance with the Agreement, the shares are being purchased, at the option of Global Alpha, over a six-month period. The first installment of $100,000 was paid on April 6, 2001, for 500,000 shares. Subsequent installments of $100,000 and $150,000 were paid on May 5, 2001, and June 5, 2001, for 500,000 and 750,000 shares, respectively. Additional monthly installments of approximately $300,000 which commence on August 4, 2002, and end on April 4, 2002, may be paid at the option of Global Alpha. There is no assurance that all or any future purchases will be made by Global Alpha.

OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information, as of August 15, 2001, with respect to ownership of shares of Common Stock by each person who is known by the Company to own beneficially 5% or more of the Common Stock, each Named Officer, each director of the Company and all executive officers and directors of the Company as a group.

Name*	Shares Beneficially Owned		Percentage Ownership
Richard Moskowitz 1 Hickory Lane Westport, Connecticut 06880	2,280,000	(1)	17.3%
Dr. Gershon Weltman 3527 Beverly Glen Terrace Sherman Oaks, California 91423	629,081	(2)	5.0%
Dr. Amos Freedy 3A Kashani Street Tel Aviv, Israel 69499	320,419	(3)	2.4%
Stanley B. Schneider	176,611	(4)	1.3%
Robert Parker	48,000	(5)	**
All Executive Officers and Directors as a Group (5 persons)	3,454,111	(6)	2.6%
Puglisi Capital Partners, LP 399 Park Avenue New York, New York 10022	668,000		5.6%
Global Alpha Corporation Craigmuir Chambers P.O. Box 71 Road Town, Tortola, British Virgin Islands	3,804,348	(7)	21.0%

*
Includes addresses of 5% or more stockholders

**
Less than 1%

(1)
Includes 325,000 shares subject to options and 500,000 shares subject to warrants that are exercisable within 60 days.

(2)
Mr. Weltman ceased as President on August 6, 2001, and he will cease to be a director as of the election of the new Board of Directors on October 10, 2001. Includes 154,900 shares subject to options that are exercisable within 60 days and 1,670 shares held in the Company's 401(k) Plan over which Dr. Weltman, as trustee, has voting power.

(3)
Includes 155,521 shares of Common Stock and warrants to purchase 55,556 shares of Common Stock held by the Freedy Family Trust, of which Mr. Freedy is a trustee and beneficiary, 59,842 shares held for the benefit of minor children and 37,000 shares subject to options that are exercisable within 60 days.

(4)
Includes 43,500 shares subject to options that are exercisable within 60 days.

(5)
Includes 46,000 shares subject to options that are exercisable within 60 days.

(6)
Includes 914,056 warrants that are exercisable within 60 days.

(7)
Does not include warrants to purchase up to 2,608,696 shares of Common Stock that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and holders that own more than 10% of Perceptronics stock to file reports regarding their ownership and changes in ownership of Perceptronics equity securities. Based on its review of these reports and written statements from executive officers and directors, Perceptronics is not aware of filing deficiencies.

AUDITORS OF THE COMPANY

    The Company's independent certified public accountants for the fiscal year ended March 31, 2001, were Beckman Kirkland & Whitney, which firm the Company intends to appoint for the current fiscal year. A representative of Beckman Kirkland & Whitney is expected to be present at the Meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.

Audit Fees

    For the year ended March 31, 2001, the Company incurred from Beckman, Kirkland and Whitney an aggregate of $25,412 for audit fees, covering professional services rendered for (1) the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001, and (2) the reviews of the financial statements included in the Company's quarterly reports on Form 10-QSB for the first three quarters of 2000.

Financial Information Systems Design and Implementation Fees

    Beckman, Kirkland & Whitney did not perform any financial information systems/design implementation or related services for the Company during the year ended March 31, 2001.

All Other Fees

    For the year ended March 31, 2001, the Company incurred from Beckman, Kirkland & Whitney an aggregate of $125 for all other services which were for tax-related services.

STOCKHOLDER PROPOSALS

    Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the Annual Meeting of Stockholders to be held in 2002 must submit such proposal so that it is received by the Company no later than April 14, 2002, and such proposal must otherwise comply with the Company's Bylaws (the "Bylaws") and Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

    Pursuant to the Bylaws, no business proposal will be considered properly brought before an Annual Meeting by a stockholder, and no nomination for the election of directors will be considered properly made at an Annual Meeting by a stockholder, unless advance notice thereof and certain information is provided to the Company in accordance with the Bylaws by June 14, 2001. If a stockholder submits a proposal at the Meeting to be held in 2002 other than in accordance with Rule 14a-8 and does not provide notice of such proposal to the Company by April 14, 2002, the holders of any proxy solicited by the Board of Directors for use at the Meeting will have discretionary authority to vote with respect to such proposal.

DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority, however, in the event any additional matters should be properly presented.

Secretary August , 2001

APPENDIX A

AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PERCEPTRONICS, INC.

    The following is the text of Article First and Article Fourth of the Certificate of Incorporation of the Company, as proposed to be amended:

FIRST:

    The name of the Corporation is Alpha Virtual, Inc. (hereinafter sometimes referred to as the "Corporation").

FOURTH:

    (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty-two million (62,000,000), consisting of:

      (1) Two million (2,000,000) shares of Preferred Stock, par value one-tenth cent ($.001 per share) (the "Preferred Stock"); and

      (2) Sixty million (60,000,000) shares of Common Stock, par value one-tenth cent ($.001) per share (the "Common Stock").

    (b) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series to the extent permitted by the Delaware General Corporation Law, as amended from time to time.

A–1

APPENDIX B

AMENDMENT
TO
1999 STOCK OPTION PLAN
OF
PERCEPTRONICS, INC.

    The following is the text of Section 4 of the 1999 Stock Option Plan of the Company, as proposed to be amended:

4.
NUMBER OF SHARES SUBJECT TO PLAN

    The stock to be offered under the Plan shall consist of up to 3,000,000 shares of the Company's Common Stock. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

B–1

PERCEPTRONICS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 10, 2001

      KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints RICHARD MOSKOWITZ and BARRY DIDATO, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the common shares of PERCEPTRONICS, INC. held of record by the undersigned at August 15, 2001 at the Annual Meeting of Stockholders to be held on October 10, 2001, or any adjournment thereof, as indicated below and, in their discretion, on other matters which properly come before the meeting.

(1) Election of Directors:
/ /FOR all nominees listed below (except as indicated to the contrary below)	/ /WITHHOLD AUTHORITY to vote for all nominees listed

Richard Moskowitz, Dr. Amos Freedy, Barry Didato and Dr. Mohsen H. Hashemi.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

      (2)  To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Alpha Virtual, Inc.

      (3)  To approve an amendment to the Company's Certificate of Incorporation to increase the number of common shares authorized.

        FOR  / /AGAINST  / /ABSTAIN  / /

      (4)  To approve an amendment to the Company's 1999 Stock Option Plan for employees, consultants and advisors to increase the number of shares authorized.

        FOR  / /AGAINST  / /ABSTAIN  / /

      (5)  IN THEIR DISCRETION, ON OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PERCEPTRONICS, INC. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS (2), (3) AND (4).

(Continued and to be signed on the other side)

(Continued from reverse side)

      YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                                  IMPORTANT. Please sign exactly as your name or names appear on the share certificates, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.

                                  Date: , 2001

                                  Signature

                                  Signature

QuickLinks

PERCEPTRONICS, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on October 10, 2001
PROXY STATEMENT GENERAL INFORMATION
PROPOSAL ONE—ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
PROPOSAL TWO—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO ALPHA VIRTUAL, INC.
PROPOSAL THREE—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF COMMON SHARES AUTHORIZED
PROPOSAL FOUR—APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
OWNERSHIP OF COMMON STOCK
AUDITORS OF THE COMPANY
STOCKHOLDER PROPOSALS
DISCRETIONARY AUTHORITY
APPENDIX A AMENDMENT TO CERTIFICATE OF INCORPORATION OF PERCEPTRONICS, INC.
APPENDIX B AMENDMENT TO 1999 STOCK OPTION PLAN OF PERCEPTRONICS, INC.